FINAL TRANSCRIPT
Thomson StreetEventsSM
ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Aug. 09. 2006 / 4:30PM ET

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Mark King
Affiliated Computer Services — CEO and President
Lynn Blodgett
Affiliated Computer Services — COO and EVP
Warren Edwards
Affiliated Computer Services — CFO and EVP
CONFERENCE CALL PARTICIPANTS
Adam Frisch
UBS — Analyst
George Price
Stifel Nicolaus & Company, Inc. — Analyst
David Grossman
Thomas Weisel Partners — Analyst
Julio Quinteros
Goldman Sachs — Analyst
James Kissane
Bear Stearns — Analyst
David Cohen
J.P. Morgan — Analyst
Greg Smith
Merrill Lynch — Analyst
Ashwin Shirvaikar
Citigroup — Analyst
Laura Lederman
William Blair & Company — Analyst
Joseph Vafi
Jefferies & Co. — Analyst
PRESENTATION
Operator
Good afternoon. And welcome to the ACS fourth quarter and fiscal year 2006 conference call. Leading today’s conference is Mr. Mark King, President and Chief Executive Officer. Also speaking today are Mr. Lynn Blodgett, Chief Operating Officer; and Mr. Warren Edwards, Chief Financial Officer. Mr. Edwards, you may begin.
Warren Edwards - Affiliated Computer Services — CFO and EVP
Good afternoon, and thank you for joining us today to discuss our fourth quarter and fiscal year 2006 results. As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meaning of the federal securities law. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the Company’s files with the SEC. Copies are available from the

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
SEC’s Website, from the ACS Website or from ACS Investor Relations. We have also provided a presentation on our Website that we will refer to during our presentation. We will reference certainly non-generally accepted accounting principal financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the Investor Relations page of our Website at www.acs-inc.com. As indicated in our Earnings Release, the Company’s results for both the fourth quarter and total fiscal year 2006 do not take into consideration the resolution of the stock-based compensation charge related to the stock option investigation. And finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statements. I’ll now turn it over to Mark King, our Chief Executive Officer, who will give you a summary of the significant events the during the quarter and year.
Mark King - Affiliated Computer Services — CEO and President
All right thank you, Warren. Before diving into the fourth quarter, let’s talk a little bit about the fiscal year. Please turn to slide number one. Fiscal year 2006 was an extremely active year. We delivered solid financial results and achieved most of the goals we set out to accomplish at the beginning of the year. Total revenue growth in fiscal 2006 was a very healthy 23% and internal revenue growth was 7%, almost double from the prior year.
In addition to improved internal revenue growth, we also achieved the highest level of new business signings in our history. Increasing 13% over fiscal 2005, adjusted for the divestiture of the Welfare to Workforce Services business. And despite record new business signings, our sales pipeline continues to expand and now is at the highest level in our history. Even more important, the strength in our nearly $1.6 billion pipeline at year-end is broad. Both the Commercial and Government pipelines have significant quality opportunities across multiple lines of business and in multiple verticals.
For those who are not long term followers of ACS, I’d like to point out that when we acquired the HR business from Mellon in late fiscal 2005, we expanded our HR outsourcing services and became a world class, full service HR outsourcing provider with services that range from high impact consulting to full back office outsourcing. We have largely completed the integration of the HR acquisition, which included assimilating more than 3,500 employees, restructuring operations, and completing the migration of data center operations. This was a significant undertaking since this acquisition was the largest Commercial acquisition in our history.
In fiscal 2006, we undertook a critical review of our operations and decided to restructure certain operations, including shedding non-core businesses, all with an eye on the long-term health of ACS. While we have completed many tasks related to our restructuring, several activities remain that we will undertake and complete in fiscal year 2007. We’ll spend more time on this later.
Finally, we will continue to focus us on ACS’s long-term strategy including creating shareholder value. Of course, one of the outcomes of our activities this year was the execution of our share repurchase programs. In fact, since the beginning of fiscal year 2006, we have repurchased almost 20% of our shares outstanding. And we also announced today a new $1 billion share repurchase program, which would approximate another 20% of our shares at current valuation. With that high level overview, let’s move on to the details.
Please turn to slide two. Fiscal year 2006 revenue was $5.4 billion, an increase of 23% when compared to $4.4 billion in the prior year. Internal revenue growth on a consolidated basis was a solid 7% for the fiscal year, nearly doubling from the prior year. The consolidated total revenue growth was driven by our Commercial segment, which grew an impressive 46%, driven mainly by significant acquisition activity. But equally impressive, was the 13% internal revenue growth that the Commercial segment generated, which we believe is amongst the very best in the industry. The Government segment marked a return to positive internal revenue growth at 1%. This compares to negative internal growth in fiscal year 2005. We still have work to do in this segment but I am pleased with our progress in Government internal growth.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Now, let’s discuss fourth quarter revenue metrics on slide three. Fourth quarter revenue was $1.4 billion, representing total revenue growth of 14%. Consolidated internal revenue growth was 8%. Now to put this in perspective, just one year ago, our internal growth was flat. Our results this quarter also reflect a 2 percentage point improvement sequentially. This momentum in internal revenue growth is the direct result of the success we are having in new business signings, improved renewal rates and more consistent results from nonrecurring revenue activities. Consistent with our full year results, our Commercial segment posted internal revenue growth of 13%. Our Government segment improved to 1%, a significant improvement versus the fourth quarter of fiscal 2005 when internal growth was negative 5%.
In looking at our historical annual new business signings on slide four, you can see a steady overall upward trend in our signings. You will also notice that since 2004, our Commercial group has dominated our new business awards. You can see some improvement in our Government new business awards in fiscal 2006, which is the highest total since fiscal year 2003. A lot has been said recently about sales cycles in our industry. And while we are seeing sales cycles lengthen in several of our lines of business, there are several service lines that are not lengthening. For instance, we are not seeing sales cycles lengthen in IT outsourcing, transactional BPO or HR consulting. But we are seeing lengthening in sales cycles in multiscope HR BPO and finance and accounting BPO. This is not unusual for new markets that are developing. We are also seeing sales cycles push out somewhat in the Government segment as state administrators are being careful in their selection process due to the increased number of protests that are occurring in the state and local markets.
Next turn to slide five to review our new business signings for fiscal 2006. One of the key metrics in determining our trajectory as a Company is the trailing 12 month trend in signings. We signed a record $762 million of annualized recurring new business during the year. As I mentioned earlier, this represents 13% growth from fiscal 2005. The Commercial segment signed $555 million in new business or 73% of the total. Government finished the year with $207 million in new business or 27% of the total. This represents 29% growth in Government signings which indicates that our efforts to revamp the sales organization are beginning to pay off. Obviously, we look for even more improvement in fiscal 2007.
From a service line perspective, BPO signings were 546 million and represents growth of 21%. ITO signed the remaining remaining $216 million of new business. When compared to fiscal 2005, ITO bookings declined but recall that last year we signed a large $610 million total contract value transaction with Disney that on a service line basis skews the comparison. Fiscal 2006 new business represents approximately $2.8 billion in total contract value. Average contract term is 3.7 years which is consistent with the amount of BPO signings that we had during the year. We also renewed another $2.9 billion of total contract value during the year.
As we turn to slide six, remember that quarterly signings have always been and will continue to be lumpy in our business. Fourth quarter new business signings were impacted in the Commercial segment due to a delay of awarded business being signed and we look for a rebound next quarter. I would also highlight that signings in the Government segment were the highest since March 2003. As a result, the mix between segments was almost equal this quarter.
Please turn now to slide seven and I will update you on the situation with the State of North Carolina Department of Health and Human Services. The April 2004 award to ACS was protested by one of our competitors whose bid was actually $80 million higher than ACS’ bid. Despite the protest, the State requested ACS to begin work and during the intervening time, there had been a number of decisions to deny the protest and rule in favor of ACS and the State. ACS has been working diligently on this contract since 2004 to meet the specific contract milestones and deliverables. Schedules had to be extended, in large part, because the State was not able to review deliverables on a timely basis and failed in other respects to meet its contract obligations. During the spring of 2006, we continued discussions with DHHS regarding changes that DHHS needed to make in its management structure and compensation to ACS for some of the additional costs incurred as a result of DHHS’ contract breaches. Contrary to these discussions, in early June 2006, DHHS sent ACS a letter that DHHS intended to terminate the contract unless ACS cured breaches alleged by DHHS. Over the next few weeks DHHS and ACS entered a series of stand-still agreements in order for the two parties to discuss and potentially resolve each party’s issues with the contract. On July 14, DHHS sent ACS a letter of termination. ACS does not believe that DHHS has a valid basis to terminate the contract and ACS is now pursuing legal action. While we believe pursuing legal action against a client is a drastic measure, we felt that the Department gave us no choice. I

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Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
firmly believe that had we accepted the contract cancellation, ACS would have been accepting blame that we do not deserve. ACS has an excellent reputation as one of the top service providers in the Medicaid system and fiscal agent operations markets as well as the larger state and local government marketplace. We could not let that reputation be questioned by this undeserved contract termination. Accepting the termination would have resulted in ACS not delivering a Medicaid program for the first time in it’s history after having successfully assisted 31 states in implementing new Medicaid systems.
In our legal complaint regarding DHHS’ records we have alleged, among other things, that DHHS’ actions caused significant delays in the project, that DHHS through its employees have taken affirmative action to withhold information from us and the public, and that DHHS failed to properly respond to our public records requests. We’re 60% complete with the project and would have preferred to complete the delivery of the system. We believe the decision to let ACS complete the system would be the best choice for the Department, the State of North Carolina, and the tax payers of North Carolina. The State by its own estimates believes canceling and rebidding the contract would cost the State in excess of $100 million.
I would also like to provide some information regarding this contract’s financial impact to ACS during fiscal 2006. After the charge, we recognized only $2.5 million in revenue and our pretax loss from this contract was $9 million. Both our revenue and pretax loss includes the impact of writing down amounts previously recorded to the expected realization. In addition, our pretax profit results also reflect transition expenses related to the contract. Please keep in mind that when in the development stage of the contract, it is not unusual for us to have a pretax loss.
Earlier this month, the State issued a letter to ACS stating that it intended to reduce ACS’s compensation under the contract by about $33 million because the State claims we missed milestones and deliverables. We believe this is an effort by the State to shift blame away from the State for delays that it caused. While we are still assessing the amount of the monetary claim we will make against the State, we anticipate it will be in excess of the amounts that we have reflected on our books. Lynn will also have additional comments on our Government healthcare business.
Now, please turn to slide eight and I’ll provide some color on how we intend to communicate with investors in the future. Historically, ACS’ provided granular levels of financial guidance on a quarterly and annual basis including revenue, revenue growth and diluted EPS at a point estimate or a narrow range. We also provided expected trends around internal revenue growth, operating cash flow, free cash flow, share counts and effective tax rate. In fiscal 2006 we modified our guidance process to eliminate quarterly guidance and narrowed the guidance we gave to only an annual revenue growth and EPS range.
ACS, along with nearly every public Company and analyst in the financial community, had been considering the appropriate amount of financial guidance that a Company should provide. And the benefit or detriment that providing financial guidance has on long term value creation and a Company’s shareholders. Recently, the CFA Center and the Business Roundtable called on corporate leaders to break the “short-term obsession” and consider reforming practices involving earnings guidance and communications to investors. As of today, we will cease providing financial guidance on an annual basis. We will instead provide more information about our business and the underlying trends that affect our business. This includes key business metrics, sales pipeline and areas of strength, the competitive landscape with particular focus on pricing trends, capital intensity of new contracts, unusual cash flow items, significant or unusual renewal activity which we think would be helpful to understand trends and revenue and internal growth, and any future operational restructuring activities. We believe insight into these areas will provide investors with a better understanding of the long term business prospects of ACS, the complex dynamics of our business and the long term value drivers of our industry. It is with this context in mind that I would like to cover some of the financial metrics that we use internally to run our business and measure our performance.
Please turn to slide nine. I’m not going to get into specific granular targets that we use internally on these items but I will give you some insight into how we look at these metrics and will update you in the future as to how we are performing. As we have been talking about in recent quarters, our sales pipeline is expanding to record levels and was nearly $1.6 billion at June 30, 2006. A robust pipeline is one important factor in driving internal growth but you also have to focus on quality deals that your pursuit teams have a high percentage chance of winning.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
The sales pipeline we communicate with you quarterly is a qualified pipeline of deals with signings anticipated in the next six months and excludes mega deals as these are not in our sweet spot. The quality of these deals is important to maximize the efficiency of sales pursuits. We will walk away from deals that are not economically compelling. I say economically compelling rather than compelling from an accounting perspective because we focus on the cash flow generation characteristics of a deal regardless of the accounting impact. We analyze the cash flow generation qualities of each contract and make decisions based on the return characteristics. The accounting impact is what it is — and sometimes the resulting accounting is not terribly attractive on a contract that makes perfect economic sense.
Another obviously important factor for internal growth is the amount of business we are signing. While some of you may look at our quarterly signings and make a judgment regarding the trajectory of our business, we believe this is too narrow a view due to the lumpy nature of quarterly signings. We focus on our 12 month signing trends because we believe this is a much better indicator of where our business is headed.
It may be obvious but in the services sector, the most important assets are your employees. Retaining and training our employees is a key ingredient to our historical success and will continue to be a major factor in our future success. Operational execution is critically important to hitting the anticipated cash flow metrics of a deal and maintaining acceptable renewal rates. We’ve had very few problem contracts in our 18 year history. Generally, if you’re going to run into problems on a contract, it will occur in the start-up or integration phase.
Finally as we have discussed previously, our renewal rates dipped in fiscal 2005, which is why I made one of my top priorities as CEO to improve client satisfaction. And we have delivered so far with improved renewal rates in 2006. This will remain a key focus of mine in fiscal 2007 as well.
One way to measure the operational success that we’re having is to look at how our Company is recognized among its peers by industry publications and industry advisors. Please turn to slide 10 for some of the recent awards and accolades that ACS has received. I’m extremely honored to be recognized as number one on several lists that provide comprehensive rankings of ACS and its U.S. based and global competitors. I believe that our consistent number one ranking across several different publications confirms that we are the best business services provider in the market today, that we are committed to delivering excellent service to our global client base, and that we are leading ACS in the right direction. As impressive as these rankings are, I pay a great deal more attention to how our clients feel about the service we provide. And based on many, many face to face discussions, I’m even more convinced than ever that ACS is focusing on the things that matter, which will result in long term success.
Now let’s turn to slide 11 and I’ll discuss our committment to shareholder value. We have spent a fair amount of effort this fiscal year reviewing alternatives to best deliver value to our shareholders. One of the outcomes of this process was the acceleration of share repurchase. In fiscal 2006, we purchased a total of 15 million shares under these programs. We have purchased an additional 9.7 million shares subsequent to June 30. Bringing our total shares repurchased since June 30, 2005, to almost 25 million shares. This represents almost 20% of the shares outstanding at June 30, 2005. As of today, we have almost $238 million of remaining authorization under the June 2006 share repurchase program and I am pleased that our Board has approved an additional $1 billion share repurchase program. This new program, at today’s valuation, will represent approximately 20% of our projected outstanding shares once the June 2006 $1 billion authorizations is completed. Obviously, we believe this new program is yet another indication of how we feel about our strategy and long term outlook.
Now, let me turn it over to Lynn Blodgett who will discuss segment performance in more detail.
Lynn Blodgett - Affiliated Computer Services — COO and EVP
Thanks, Mark. Let’s turn to slide number 12 and I’ll provide an overview of the Commercial segment results for fiscal 2006. We achieved outstanding overall total revenue growth of 46% and total internal revenue growth of 13% this year driven by the

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Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
record new business signings of $555 million in our Commercial group. Our Commercial new business signings grew 7% from fiscal 2005 with a couple of expected awards slipping from the first quarter of fiscal year 2007. We further extended our HR BPO and healthcare capabilities this quarter with the acquisition of Intellinex and Primax.
I’m also pleased to report that the 3,500 or so employees that we acquired when we bought the HR business from Mellon are largely integrated into ACS. Our record level of new business signings this year and the mix of new business have resulted in significant start up losses, as we push into new markets that have been slower to ramp than we’ve seen historically. We’re also pushing into high growth markets like the HR BPO space where we, like our competitors, are experiencing growing pains associated with new, developing markets. I will provide more detail on the progress we’re making in HR BPO but I stress that we are fully committed to this market.
Please turn to slide 13. In the fourth quarter, Commercial segment revenue grew 26% from the prior year and growth was evenly split between acquisition growth and internal growth. For the year, Commercial revenue grew 46%. Acquisitions contributed growth of 33%. And internal growth improved 2 points to 13%. Reported Commercial operating margins for the quarter were 9.6% and for the year were 9.9. As you can see from this slide, there are a lot of items that affected our operating margins this year.
I’ll not take you through each of these items, as Warren will discuss them more in his section, but I do want to make the following observation — operating margins are subject to many factors and I’m not overly concerned about a temporary decrease, nor am I overly elated with a temporary increase in margin if the change is driven by cost or lack thereof associated with new business. I’m also okay if these expenses are associated with cost reduction efforts that will fundamentally improve our ability to compete long term. I am concerned when we encounter a problem on a deal and we spend more than we modeled or we failed to meet the customer’s expectations.
Last quarter, we talked about two underperforming HR BPO contracts. Our performance on these contracts is among our top priorities. We’ve made significant progress on both contracts financially and operationally. We are not out of the woods yet but I’m very confident that we are proceeding on the correct path.
To keep these issues in perspective let me give you the other side of the coin. In the third quarter, we signed two major contracts with annual revenues similar to the two underperforming HR contracts. These two have been completely implemented and received flawless grades from the clients. Both contracts are tracking ahead of the PTP based on the model. Keep in mind that we deliver over $5 billion of profitable, complex services each year.
I’m really excited about this next development so please turn to slide 14. A year or so ago we noticed that the training services component — called Learning Management — of multiscope HRO deals was becoming increasingly important to clients. With that, we saw the need to increase the depth of talent we had in the Learning Management tower. We decided to develop or purchase a world class learning service capability. In May, we concluded the acquisition of Intellinex for approximately $75 million. Intellinex was formally a subsidiary of Ernst & Young and provided E&Y with very involved and very crucial training of all of the U.S. based E&Y professionals. With the acquisition of Intellinex, ACS is one of the only HRO suppliers that provides end to end learning services. We’re also excited about the blue chip client base that this acquisition brings to ACS.
Let’s turn to slight 15. In July, we acquired Primax Recoveries for approximately $40 million plus potential contingent payments of up to an additional $10 million based on future financial performance, which of course we hope we would pay. Primax is one of the most experienced and largest healthcare recovery firms and provides subrogation and overpayment services assisting healthcare payers manage the payment process. We also see this as a good opportunity to leverage our end-to-end healthcare solutions.
Please turn to slide 16 and I will spend a few minutes discussing the outlook for our Commercial segment. First, we see healthy market growth with the BPO market growing at 9% and the ITO growing at 6% according to industry analysts. Over the long term, we expect to grow at least in line with industry growth expectations. I will point out that the Commercial internal growth

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Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
in fiscal year 2007 will be adversely impacted by the termination of three clients that we identified and discussed in the announcement at the Mellon HR acquisition over a year ago. Most of the impact that we felt in the first half of fiscal 2007 and will subside thereafter. We anticipate the impact will be approximately 3 percentage points in our upcoming quarter. As we said, at the time of the acquisition, the loss of these three clients was known and factored into our financial model and purchase price. As far as competition, we continue to see the same cast of characters. We are confident that we will continue to be competitive on price and quality of service. We’re also seeing the market is being more responsible in contract pricing and contract provisions. Capital intensity for the new business ACS is signing, is consistent with what we’ve experienced in the past.
Please turn to slide 17 and I’ll cover our operational initiatives for fiscal 2007. First, we’re looking to expand our consulting, systems integration and application development and maintenance, or ADM services, in selected vertical markets. We see the demand for these services growing. Secondly, by the end of fiscal 2007, we plan to grow our use of low cost locations outside the U.S. From 30% to 40%. Third, we believe that our use of incentive based compensation has been a competitive advantage for ACS historically and we will continue to deepen its use within ACS, with the target of 45% this year. Fourth, we will continue to leverage the resources of our entire organization to provide world class service to our clients. We believe these actions will improve our competitive position in the long term.
Now let’s talk about the Government segment. On slide 18, I’ve highlighted some of the key accomplishments this fiscal year. First, we’re seeing the positive results of our efforts to restructure the sales process through an expanded Government pipeline. In fact, the fourth quarter fiscal 2006 pipeline is almost 3 times what it was in the prior year quarter. During fiscal 2006, the Government segment achieved second highest annual new business signings in our history, increasing 29% from the prior year. We divested the Welfare to Workforce business in the second quarter of fiscal 2006. We expanded our transportation solution business with the European based Ascom acquisition, which positions us well in the global transportation market. We improved our renewal rates in the Government segment in fiscal 2006. And renewed approximately 1.1 billion of total contract value, which is not included in our new business signing numbers. We have executed on important organizational changes, including the addition of several senior executives to strengthen our leadership team. We are thrilled with the progress that we have made this year in our very important Government segment.
Now I’ll turn to slide 19 and I’ll go through a more detailed review of our Government segment. Revenue for the fourth quarter was $554 million, adjusted for the WWS divestiture. Fourth quarter Government revenue increased 10% from the prior year and 6% for the fiscal year. Government revenue for fiscal 2006 was 2.2 billion, flat when compared to fiscal 2005. But if you exclude the WWS divestiture, Government revenue increased 6% driven primarily by the Ascom acquisition. Internal revenue growth was 1% for the fourth quarter and for fiscal 2006, which is an improvement from fiscal 2005 when internal growth was negative for both periods. Government operating margins were impacted by a number of items that I’ve listed on this slide. In addition, I also want to point out that we’ve extended our Georgia Medicaid contract for another year. And in the process, we gave some pricing concessions and as a result, the extension had an adverse impact on our results this quarter.
Please turn now to slide Number 20 and I’ll talk about the progress we’re making in the state healthcare market. We won several new contracts this year including New Hampshire Medicaid, North Dakota Medicaid, and new PBM contracts in Ohio, D.C. and Maryland. We also won the Florida Choice Counseling and the Missouri Health Record opportunities and had Medicaid renewals in Mississippi and New Mexico.
One of our key areas of focus in Government healthcare this year has been the development of the new generation Medicaid system. This system is designed to address the requirements of MITA and enable our state customers to support health reform initiatives. The new system will go live in New Hampshire and North Dakota in early 2008.
I’m encouraged by our solid pipeline in state healthcare, which has several opportunities and several hundred million dollars in annual recurring revenue. We expect that approximately 19 states will compete their Medicaid systems over the next 18 months. We also have an eye on new markets in spaces such as the Medicaid reform and care management as our customer base responds to legislative change and financial pressures. With regards to competition, we are seeing steady competition in

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Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
core markets, but we are investing in our solutions and the expansion of our service offerings in order to keep us in a competitive position.
Let me spend a few minutes discussing the outlook for our Government segment. Please turn to slide 21. Industry analysts are expecting healthy growth in the state and local Government market of 8%. There are several sub-markets in which we compete that are expected to grow in excess of the overall growth rate for the state and local market including electronic payment services market, transportation systems, customer care, human resources outsourcing and eligibility outsourcing. We also believe that we’re well positioned in each of these markets.
Please turn to slide 22. On the competitive landscape, we continue to be the broadest service provider to the state and local government markets. We see consistent viable competitors in the submarkets that we serve. We see the most significant competition in the government healthcare market.
Let me elaborate on some of the operational initiatives for fiscal 2007. First in transportation, we continue to leverage our broad international presence and deep subject matter expertise. Second, we plan to continue to leverage Commercial best practices and will increase our use of incentive based compensation to 25% of the Government workforce by the end of fiscal 2007. Third, we continue to make significant investments in the advanced Government Healthcare systems, which in addition to addressing State needs, will help us address the attractive opportunities in Federal healthcare.
Now, let me give you more information on the types of deals that we signed during the quarter. Turn to slide 23. This chart shows the top 20 deals that we signed in the third and fourth quarters, which represent about 80% and 76%, respectively, of total signings for each quarter. You can see that the average contract life is about four years, and is more weighted to BPO than last year. The contracts we signed during the fourth quarter have expected capital intensity of roughly 3% of the total contract value. You can see that the top 20 contracts from the fourth quarter are expected to generate about 16% operating income margins over the life of the contract. This is down slightly from last quarter due to the lower capital intensity of the contracts signed this quarter. As we’ve told you in the past, during start up and migration of contracts, we actually lose money. So, the primary point of this slide remains the same as it was last quarter. One, competition is not causing our expected overall margins to be lower than historical levels and two capital intensity on signed new business is not increasing.
Please turn now to slide 24 and I’ll update you on our sales pipeline. I want to remind you that this is a qualified pipeline of deals with the decision within the next 180 days and excludes deals in excess of $100 million in annual revenue. Our pipeline at year-end was nearly $1.6 billion, the highest in ACS history. The Commercial pipeline continues to be strong and the Government pipeline is stronger and growing. We are seeing strength in transactional BPO in both Commercial and Government segments. We continue to be selective in our HR BPO pursuits. We have good opportunities in commercial ITO, where we are seeing expansion opportunities with existing clients and new logo opportunities. Government IT services is another area of strength for our pipeline and we are the largest and best service provider in this market and we believe we will win our fair share of deals. Finally, our pipeline is strong in healthcare where we are seeing opportunities across provider, payer and government healthcare. We’re also seeing some international opportunities in healthcare. I’m extremely pleased with how our pipeline has continued to expand. Finally, I am excited about 2007. We did some really difficult things in 2006 that I’m confident will pay dividends in 2007 and beyond. Now, let me now turn it over to Warren to take you through the financials.
Warren Edwards - Affiliated Computer Services — CFO and EVP
Thank you, Lynn. Please turn to slide 25. Let me briefly recap our quarterly and fiscal year results. Revenue for the quarter was approximately $1.4 billion, representing total growth of 14%. Excluding the impact of the WWS divestiture, revenue grew 19%. Revenue for the year was approximately $5.4 billion, representing total growth of 23% or 27% total growth excluding the WWS divestiture. Consolidated internal revenue growth for the quarter was 8% and for the year was 7%. Operating and pretax profit margins, as well as reported earnings per share, were impacted by a number of items. Given the unusual number of significant items that impacted our results I thought it would be helpful to summarize these items.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
So, please turn to slide 26. Operating income included a net gain associated with our divestiture activity during fiscal 2006 of approximately $29.6 million. We anticipate that there will be a slight operating income impact related to the 2006 divestiture of the WWS business in the first half of fiscal year 2007 as a couple of the remaining contracts are novated. During the year, we incurred approximately $7.2 million related to the Special Committee of the Board of Directors for their activity related to the unsolicited offer regarding the potential sale of the Company, the possible recapitalization of Class B shares, activities related to the third quarter Dutch tender offer and legal expense related to a second quarter legal settlement of a lingering litigation matter. We incurred $2.9 million related to the stock option investigation. This investigation is ongoing and we will continue to update you on the impact of the related legal expenses. In the first quarter of fiscal year 2006, we had $5.4 million charge related to our prior CEO’s departure. We also undertook several initiatives to restructure our operations during the year. These activities included a detailed business review that resulted in headcount reductions and severance, as well as certain asset impairments and resulted in expenses of approximately $17.5 million. We do anticipate that there will be other restructuring activities in fiscal year 2007 as we look to further our presence abroad, increase the utilization of incentive based compensation, take advantage of our organizational breadth and further align our Commercial and Government operations. Asset impairments of approximately $3.7 million primarily relate to software that we will no longer be using. We also incurred approximately $5.7 million of expenses related to the HR business we acquired from Mellon and its integration into ACS which is now basically complete. We wrote down approximately $5.4 million of accounts receivable, including those related to the airline bankruptcies in the first quarter and about $2.4 million related to AR retained from the federal divestiture in fiscal year 2004. As Lynn mentioned, we had a charge related to our North Carolina Medicaid contract of approximately $4 million. Included in net income is a $4.1 million deferred financing fee write-off related to our old credit facility. In addition, during the fourth quarter we had a tax benefit which had a net income impact of $2.8 million primarily related to certain federal tax deductions.
And finally, I wanted give you a historical view of the two multiscope contracts we discussed last quarter. For the fiscal year, we incurred approximately $39.5 million of losses related to these two contracts. Recall that last quarter, we indicated these two contracts had total losses of approximately approximately $22 million. During the first half of fiscal year we lost about $10 million and in the first quarter we lost about $8 million, which was generally in line with our expectations. As we look to fiscal year 2007, we continue to believe that these contracts will break even by the end of the fiscal year.
Now, let me shift our focus to the balance sheet. I have recapped our major balance sheet items on slide 27. You will see that the changes are generally due to acquisition activity or share repurchase activity. Accounts receivable increased approximately $65 million related to new business growth and a timing of collections. Goodwill and other intangibles increased approximately $71 million primarily to the Intellinex acquisition. Other accrued liabilities and unearned revenue decreased by approximately $45 million primarily due to payments related to a $36 million working capital true-up to Ascom, credit facility transaction costs of $10 million, and accrued interest payments of $6 million on our senior notes. Long term debt increased by approximately approximately 249 million primarily due to borrowings to fund share repurchase activity. And finally, equity decreased by $163 million, as a result of repurchasing shares.
Slide 28 provides you with an overview of our credit capacity at June 30, 2006. We have approximately $1.7 billion of debt outstanding at June 30. The senior notes carried an average fixed interest rate of 4.95%. As it relates to our $1 billion revolving credit facility, we had approximately $310 million outstanding and approximately $116 million of letters of credit at year-end. The revolving credit facility carries an interest rate of LIBOR plus 125 basis points currently. The term loan facility had approximately $796 million outstanding at year-end and is expandable up to almost $3.8 billion for share repurchases or to pay off our senior debt. In July 2006, we obtained an additional 1 billion committment to fund our June 2006 share repurchase program. The term loan facility currently carries interest rate of LIBOR plus 200 basis points.
Now let’s turn to slide 29 and review our cash flow. On this slide, I have provided our reported and adjusted cash flow metrics. The adjusted metrics for fiscal 2006 take into consideration the impact of the transition services payment and pre-acquisition bonus payments related to the Mellon HR acquisition. These amounts were adjusted and discussed in our third quarter fiscal year 2006 results and earnings call and in the fourth quarter of fiscal year 2005. During fiscal year 2005, we benefited from the fact that we had payment terms with Mellon for transition services they were providing to ACS. And that once the transition was completed in fiscal year 2006, the timing of these payments would have a negative impact on our fiscal year 2006 reported

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
results. As it relates to these transition payments, the easiest way to look at it is that in fiscal year 2005 cash flow metrics were artificially high and in fiscal year 2006 cash flow metrics are artificially low. That is the reason why we separately identified this benefit in 2005 and why we’re adjusting it in 2006. The other component of the HR business we acquired from Mellon was the pre-acquisition bonus obligation that was paid in the third quarter of fiscal year 2006. Excluding those two items, operating cash flow for 2006 was approximately 14% of revenue, in-line with our historical target. Free cash flow was at the low end of our target range of 6% to 8%. This was driven by our level of capital spending, which came in at about 8% of revenue for 2006. Fiscal 2006 Capex was above our historical Capex spending due to timing of capital expenditures related to new business signings, which is generally 60% to 70% of our total capital spending, as well as certain specific capital investments that we made during the year.
Let me give you a little color around items to consider related to our cash flow performance. Please turn to slide 30. As we have discussed during this call, we have seen strong new business in fiscal 2006. As result of our record new signings, we expect to see an impact on our working capital as we build accounts receivable for new clients. Fiscal 2006 also had incremental interest payments when compared to 2005 due to our share repurchase activity. Obviously, this will impact our free cash flow in fiscal year 2007 as well. Our restructuring activities also impacted cash flow as we increased cash expenses to improve our operating performance for the future. As I mentioned earlier, we also made some capital investments. These investments were incurred as we integrated the HR business we acquired from Mellon and further expanded our HR outsourcing technology platform. As Lynn said, we are committed to the HR BPO space and will invest today to insure our long term competitiveness in this fast growing market. We also expanded our data center capacity with the addition of a new data center, as well as increasing our global production both in existing locations and new geographies. Finally, we invested in our Government healthcare technology platforms in order to remain one of the top providers of services to state and local healthcare market. As it relates to these key areas, we invested approximately $60 million in fiscal year 2006. While we certainly expect to have some level of investment capital spending in fiscal 2007, I don’t believe we’ll be at the same level as we experienced in the past year.
I know we have spent a considerable amount of time talking about our results and outlook for fiscal 2007. We felt it was important to provide this information in order to assist you.
Let’s now open it up for questions. Let me remind you, as we stated in our press release on Monday, August 7, we will not be addressing any questions with regard to the ongoing stock option investigation. We have a lot of people on the line so please hold your questions to one per caller. Operator, you now may begin the question and answer session.
QUESTIONS AND ANSWERS
Operator
Thank you. Our first question comes from Adam Frisch of UBS. Please ask your question.
Adam Frisch - UBS — Analyst
Thanks. In terms of the fundamentals, how can we explain the fact that ‘06 revenues were up about 23% almost entirely due to acquisitions but EBIT was only up 3% and it was actually down year-over-year in the fourth quarter and free cash flow was down 26%? And do you expect these trends to continue in ‘07?
Warren Edwards - Affiliated Computer Services — CFO and EVP
Yes. Adam this is Warren. Again I think as I alluded — I’ll take the last question first as it relates to our free cash flow. Clearly this year, we made some investments for the future related to the technology and production facilities that we talked about. That’s

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
about $60 million of capex that we certainly expect will go down next year. As it relates to the overall growth, which you attributed largely to acquisitions, we did have fairly nice internal growth of 7% or 8% this last year.
With that, Adam, as you know, as you build your internal growth, on a year-over-year basis you’re going to have working capital commitments related to those new contracts coming on. So as you look at our balance sheet, you can see that our AR went up pretty significantly year-over-year. And again, that’s primarily due to the internal growth that we saw. When you relate that to fiscal year ‘05, remember our actual internal growth was decelerating so we didn’t have that working capital build that we saw last year. So that would be another thing I’d point out. And so, the only other thing that I would discuss would be the fact that obviously we had some pretty significant operating items this year with regard to the start up issues that we experienced with a couple of these HR outsourcing contracts. So, that would obviously be another factor, as well as the Mellon transition expenses.
So, I think there’s a lot of moving parts there and I appreciate the question.
Operator
Our next question comes from George price of Stifel Nicolaus.
George Price - Stifel Nicolaus & Company, Inc. — Analyst
Hi, thanks. I wonder — I understand your new guidance policy. But I wonder if directionally, maybe you could give us some views on what you expect for some of your key business metrics in fiscal ‘07 versus ‘06 in terms of internal growth, profitability, etc?
Mark King - Affiliated Computer Services — CEO and President
Yes, George. This is Mark. The purpose of when we’re saying we aren’t giving financial guidance; is we’re trying to do a little bit more of qualitative guidance in terms of, as we said, competition, pipeline, things like that. We basically want to have the analysts start — maybe have them do a little bit more work and homework. And hopefully, as they start looking at ACS and some of the qualitative measures and start looking at our competitors that maybe they can start seeing some of the differences. So, we’re really not going to be getting into directions of internal growth, directions of operating profit. We’ve tried to give you enough information on the call in terms of what’s happening with renewals, what’s happening with our bookings, what’s happened with our pipeline; to be able to have the analysts out there be able to draw some of their own conclusions.
Operator
Our next question comes from David Grossman of Thomas Weisel Partners.
David Grossman - Thomas Weisel Partners — Analyst
Hi, thanks. I was wondering if you could just clarify the comments you made on the Commercial side. I think Mark, you had indicated that you saw some delays that may have impacted some Commercial contract awards in the quarter and then the other was about growth rates. I think again maybe Lynn mentioned about Mellon, some known contract terminations that you guys had discussed previously would impact the internal growth rate for the BPO business. And I thought I heard 300 basis points. And I wasn’t quite sure if that was 300 basis points in the September quarter or if that was for the year? Thanks.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Lynn Blodgett - Affiliated Computer Services — COO and EVP
Okay, thanks. I’ll take a crack at the first question and I’ll let Warren answer the second. In terms of the Commercial delays, what happened there is again, as you would remember, we’ve had three just terrific quarters from the Commercial business in terms of delivering sales. What happened in the fourth quarter is that we had probably two or three contracts that have been awarded to ACS in the fourth quarter, but just because of delays in getting the thing inked, it wasn’t going to be happening until the first quarter. That’s another reason why we put a comment in our prepared speech in terms of certain areas we have seen lengthening of sales contracts in some areas and in other areas we haven’t. So that’s exactly why, David, you see lumpiness on a quarter to quarter basis and that’s why we tried to say that if you look at on an overall basis, for fiscal year 2006, we just had a terrific year of signings and the Commercial had the most in its history.
Warren Edwards - Affiliated Computer Services — CFO and EVP
Yes, David, and as it relates to the second part of your question regarding the Mellon contracts. Again this goes back to commentary we provided back a year and a couple months ago, regarding three contracts that we knew were going away at the time of the acquisition. Obviously, those contracts did provide some revenue this last year that we knew about. We knew it was going away. That’s why we made the comments in our prepared comments on the Mellon acquisition. So, those have now been completely transitioned. And the impact that we referred to was in the first quarter. The 3 percentage point impact was in the first quarter. And we would expect by the time that you get into the kind of the second half of the year that there would be really a nominal impact if any.
Operator
Our next question comes from Julio Quinteros of Goldman Sachs. Please ask your question.
Julio Quinteros - Goldman Sachs — Analyst
Yes, thanks, guys. Looking at the competitive landscape and trying to sort of put on a little bit more of a hat on here as far as the understanding how you guys are planning on making profits in the space. On the HR BPO side, we really haven’t seen any successful companies yet really drive profitability. And it sounds like from what you guys are expecting as you go forward, you obviously expect to drive profits. So I’m just trying to understand what will drive that profitability into HR BPO space given that we really haven’t seen anybody succeed at it? Is that a function of scale or can you just help us understand how that will materialize?
Mark King - Affiliated Computer Services — CEO and President
Yes, this is Mark. Let me take a crack at that. First of all, I want to make it real clear — we do have full service HRO contracts that are making money. Once they get through the transition period, we’re doing just fine from an operational point of view. I think I might have mentioned this on the previous call but just for new listeners. I think it’s important to understand that what’s happening in a typical five to seven year HRO contract, you lose money in the first year, year and a half just by definition because you’re typically taking over a workforce. There’s duplicate payroll or duplicate staffing costs and other types of costs. And even though we might very well get paid for some of that, we have to hang that up on our balance sheet as unearned revenue and so from an accounting perspective you lose money.
Why we think that we can do it a little bit better maybe than others is first of all, we are doing it on many of our full service HRO BPO contracts. Secondly, we think that as it relates to this what we call the day-to-day operations of HRO contracts, we think that we can do that as efficiently as anybody else and better than anybody else. I don’t know, Lynn? Do you want to add something to that?

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Lynn Blodgett - Affiliated Computer Services — COO and EVP
I think that’s right. That we’ve said that the 15% of implementation which is where we have our greatest growing pain and once we get through that the 85% that’s operational we’re confident that our production costs are lower than anybody else’s. And at the end of the day, what clients are hiring us to do is to deliver day in and day out operational results. And we’re the best at doing that and we feel very confident in the HR business.
Mark King - Affiliated Computer Services — CEO and President
And, Julio, just one more thing that I would add that gives me even greater optimism in terms of the profitability of HRO, is I think the industry consultants that are out there know that for companies to be able to save money, it has to be a fair exchange. We have to be able to make a fair profit and the client has to be able to deliver savings to their company. And I think what you’re seeing over this last six months is kind of a rebalancing of the risk/reward between the client and the vendor. And one of the advantages of having such a healthy pipeline, such as we have, is that we can be selective on the deals in terms of the HRO. We can choose those that are in our sweet spot, that have particular things that maybe we do a little bit better than the competition. So I think when you take all of that into account, I think that explains why we continue to be very bullish on this very important BPO market.
Operator
Our next question comes from James Kissane of Bear Stearns.
James Kissane - Bear Stearns — Analyst
Thanks. Mark and Lynn can you comment on your competitive position on your ability to win in the market? Just given some of the high profile problem contracts and the controversy surrounding the Board and the management? Thanks.
Lynn Blodgett - Affiliated Computer Services — COO and EVP
Well, I think, Jim, if you look at our signings for this year, as we’ve said, they’re record signings. We’ve been able to address those questions and I think that we haven’t seen an impact. Our pipeline is at 1.6 billion right now. And so, in terms of the pipeline tailing off at all, we feel comfortable about that. So far, the questions that have been raised around a couple of the issues that you talked about have been things that we’ve been able to get our prospects comfortable with and move forward.
Mark King - Affiliated Computer Services — CEO and President
Yes, Jim. This is Mark. At the end of the day, what our clients care about is are we delivering service to them. And as long as we’re continuing to deliver service, that’s what they want first and foremost. And I think just intuitively, Jim, as you look at renewals, the fact that our renewals have gone up so much more this year, that’s the perfect opportunity that a client has. If they are really unhappy or skittish or anything else, that’s the opportunity you have to go away. And so I think you also have to keep in mind, Jim, that some of the problems that have been in the newspaper or whatever, they’re very isolated in the HRO business on the Commercial side. And we do great work. Not just in the HRO business but we do it in — whether in it’s in our transactional BPO or our IT outsourcing business. And so, I wouldn’t get — a lot of times I wouldn’t get worked up about just necessarily what you read in the paper. What the clients care about first and foremost is how we are delivering service to them.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Operator
Our next question comes from Tien-Tsin Huang of J.P. Morgan.
David Cohen - J.P. Morgan — Analyst
Hi, this is David Cohen. I was hoping that you could update us on your outlook for and capacity for acquisitions, generally as well as in the HR space, now that you’re through the Mellon integration? And if you could also just give us the end of period diluted share count as well? Thanks.
Mark King - Affiliated Computer Services — CEO and President
Okay. I think I can speak for Warren on the end of period. We had in looking at the income statement, we’ve got the —
Warren Edwards - Affiliated Computer Services — CFO and EVP
124.9 million.
Mark King - Affiliated Computer Services — CEO and President
Yes. And that’s about all we can give you at this point. You’ll have to wait to get the end of the year until we do our public filing.
In terms of the acquisition update, it’s actually starting to get pretty healthy. What we’re seeing is a lot of what I would call in the small tactical acquisitions. And by small, I mean it’s typically in the $20 million to let’s say $80 million of annual revenue. We’re looking at some opportunities in the systems integration business that we think are going to help us not only expand the breadth of opportunities in IT but also help out in the HR and the F&A business.
We also are continuing to look at the healthcare — the HR side. We’ve done a couple of acquisitions there. And we think that in terms of kind of niche offerings that can improve our service in HR, we’re all for that. It’s a very fragmented market in HR. It’s a very fragmented market in healthcare services as well. I think basically, all three of those areas are things that we’re looking at pretty actively.
Operator
Our next question comes from Greg Smith of Merrill Lynch. Please ask your question.
Greg Smith - Merrill Lynch — Analyst
Yes, hi. You talked about contracts going away in ‘07 related to the Mellon acquisition. Can you just review any other significant known contracts going away in FY ‘07?
Warren Edwards - Affiliated Computer Services — CFO and EVP
Yes, Greg, this is Warren. Those are the specific contracts that we’ve identified historically. I think obviously, we have a certain amount of business just by its definition that goes away every year because we don’t have 100% renewal rates. But when you kind of think about the amount of business that typically comes up for renewal being about 25% — or 20% or so of annual

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
revenues. And you can make your own assessment as to what renewal rates were and how that might rollout on an average basis for the year.
Mark King - Affiliated Computer Services — CEO and President
Yes, Greg, this is Mark. I can just add maybe a little bit of color because Warren has talked about renewals and how much come up for renewal. Our renewal rate was almost 90% for the year. That’s basically back up to the historical renewal rates we’ve had before. It’s a big increase over the renewal rate that we had in fiscal year ‘05. I think one of the things that I was particularly encouraged by on the renewal rate was what was happening in our Government segment because that was one area that it hurt us in ‘04 and ‘05. And that was one of the reasons for why we had negative internal growth in that segment in ‘05. And so what has happened in Government, is we went from a below normal renewal rate in fiscal year ‘05, to the highest renewal rate we’ve ever had in the Government segment in fiscal year ‘06.
So all in all, that’s one reason why I’m really pleased with the renewal rates. We’re always going to be having contracts that are going to be going away. That’s just kind of the nature of the business. I think we’ve just been real fortunate and have done a very good job of delivering the service that has caused our renewal rates to basically get back up to where they were historically.
Operator
Our next question comes from Ashwin Shirvaikar of Citigroup. You may ask your question.
Ashwin Shirvaikar - Citigroup — Analyst
Hi. The question is does the focus on stock buybacks preclude ACS from doing a transaction such as the sale of the Company? And then I have a clarification if your bookings number includes bulk consulting and healthcare.
Mark King - Affiliated Computer Services — CEO and President
Okay. Yes, I’m not going to really address if a share repurchase precludes a sale of the Company. What we’ve typically said to that is we’re for sale every day in the marketplace through buying the stock. And so, that’s about all I could say to that and as far as the —
Warren Edwards - Affiliated Computer Services — CFO and EVP
Yes, the bookings question regarding the consulting, to the extent that we’re doing consulting business short-term stuff, obviously that would not be in there. And so when you think about consulting, that’s typically what it is. If we had signed some longer term contracts that would certainly flow into our bookings number as you would expect it would, given that that business has to sign new business to grow as well.
Operator
Our next question comes from Laura Lederman of William Blair. You may ask your question.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Laura Lederman - William Blair & Company — Analyst
Just a few quick questions. One, what are you seeing in the general economy? There seems to be a lot of fear that things are slowing. So one, what are your customers seeing? And two, how would that impact you if things do slow on a macroeconomic level?
Mark King - Affiliated Computer Services — CEO and President
It’s interesting, Laura. From a general economy perspective, Despite how the economy has been historically and whether or not in the government area you have budget deficits or you don’t have budget deficits what we have generally found is in our marketplace is that what’s happening in the general economy doesn’t have nearly as much of an impact as you might think. And the reason for that is that we have always had our business model focus on mission critical outsourcing services. And so, we haven’t gotten in a big way to consulting services or hardware revenue where there might be some discretionary spending out there; where either companies are flush with an IT budget, although I don’t see too many of those, but where they might want to be spending more money. Or likewise on the Government side, where they might be wanting to do a little bit more discretionary. With the stuff that we do, it tends to be able to make it just a little bit more predictable. And Lynn, I don’t know, do you have something to add?
Lynn Blodgett - Affiliated Computer Services — COO and EVP
Yes. I was just going to reiterate what you said, Mark. And that is because we are providing fundamental business services to people, it doesn’t matter really that much as to whether they are growing significantly or whether they are flat. And that we do see some impact in some of our transactional activity, where if the economy is low we might not see as many shipments or whatever. But usually in those kind of situations, if it gets that low, then our government transactions tend to pick up because they’re trying to do everything they can to boost the economy. And you have welfare recipients. And so we really have a model that’s pretty insulated from either condition.
Operator
Our last question comes from Joseph Vafi of Jefferies & Company.
Joseph Vafi - Jefferies & Co. — Analyst
Good afternoon, gentlemen. Thanks for squeezing me in. I was wondering if we could get a little more color on the Medicaid outlook. I know you had a slide in your prepared remarks and if I’m not mistaken, this is a pretty heavy recompete year on the Medicaid front and how you’re looking at that? And your outlook there? Thanks.
Warren Edwards - Affiliated Computer Services — CFO and EVP
Yes, Joe, this is Warren. You’re right. I think in our prepared comments there is a fair amount of stuff coming up for recompete over the next 18 months, something like 19 states I believe. We are obviously going to be looking at those recompetes where we’re not the current incumbent and assessing whether or not we want to try to unseed the current incumbent. Probably a lot of that is going to have to do with the type of recompete it is. Is it a new system? Is it a take over of an existing system? What is the state really looking to try to affect with the recompete. So as we have done historically, we’ll be very focused on certain states. And there will be probably other states that we won’t be as focused on, given what the state might be looking for. So, we’ve had pretty good success historically and we’re going to work hard in the future.

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FINAL TRANSCRIPT
Aug. 09. 2006 / 4:30PM, ACS — Q4 2006 Affiliated Computer Services Earnings Conference Call
Mark King - Affiliated Computer Services — CEO and President
Okay, well thanks for listening in and as usual, Warren and Jon and myself will be available for questions. Thank you.
Operator
That concludes today’s conference. You may disconnect at this time.

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